Exhibit 99.1

eGain Announces Financial Results for the Fourth Quarter and Fiscal Year Ended June 30, 2008

Quarter Highlights

•	Total revenue up 24% from the comparable year-ago quarter

•	License revenue up 124% from the comparable year-ago quarter

•	Professional services revenue up 35% from the comparable year-ago quarter

•	Hosting revenue up 24% from the comparable year-ago quarter

Fiscal Year 2008 Highlights

•	Total revenue up 34% from the prior year

•	License revenue up 93% from the prior year

•	Professional services revenue up 40% from the prior year

•	Hosting revenue up 34% from the prior year

Mountain View, Calif. (September 15, 2008) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the fourth quarter and fiscal year ended June 30, 2008.

Total revenue for the fourth quarter of fiscal year 2008 was $6.7 million, an increase of 24% from the comparable year-ago quarter. License revenue was $721,000, an increase of 124% from the comparable year-ago quarter. Support and services revenue was $6.0 million, an increase of 18% from the comparable year-ago quarter. Total revenue for the fiscal year 2008 was $30.1 million, an increase of 34% from the prior year. License revenue was $6.6 million, an increase of 93% from the prior year. Support and services revenue was $23.5 million, an increase of 23% from the prior year.

Gross margin for the fourth quarter of fiscal year 2008 was 57% compared to 51% in the comparable year-ago quarter. Gross margin for the fiscal year 2008 was 61% compared to 59% in the prior year. Total operating costs and expenses for the fourth quarter of fiscal year 2008 were $5.2 million, a decrease of 3% from the comparable year-ago quarter. Total operating costs and expenses for the fiscal year 2008 were $21.1 million, an increase of 7% from the prior year.

Net loss on a GAAP basis for the fourth quarter of fiscal year 2008 was $1.9 million, or $(0.12) per share, compared to a net loss on a GAAP basis of $2.9 million, or $(0.19) per share, for the comparable year-ago quarter. Net loss on a GAAP basis for the fiscal year 2008 was $4.1 million, or $(0.27) per share compared to a net loss on a GAAP basis of $7.7 million, or $(0.50) per share for the prior year. Net loss for the quarter included stock-based compensation of $77,000 and interest and tax expense of $542,000, compared to stock-based compensation expense of $53,000 and interest and tax expense of $393,000 for the comparable year-ago quarter. Net loss for the year included stock-based compensation of $318,000 and interest and tax expense of $1.9 million, compared to stock-based compensation expense of $273,000 and interest and tax expense of $1.3 million for the prior year.

Total cash and cash equivalents were $3.8 million on June 30, 2008 compared to $4.0 million on March 31, 2008. Days sales outstanding in receivables for the quarter ended June 30, 2008 were 37 days compared to 30 days for the comparable year-ago quarter. Deferred revenues totaled $5.2 million at June 30, 2008, compared to $5.5 million at June 30, 2007.

New hosting and license bookings¹ for the fourth quarter of fiscal year 2008 were $1.0 million, a decrease of 78% from the comparable year-ago quarter. New hosting and license bookings for the fiscal year 2008 were $8.1 million, a decrease of 20% from the prior year. Of the total new hosting and license bookings in the quarter, 24% was from new hosting contracts and 76% was from new license contracts, compared to 42% new hosting and 58% new license bookings in the same quarter a year ago. Of the total new hosting and license bookings in the fiscal year, 43% was from new hosting contracts and 57% was from new license contracts, compared to 45% new hosting and 55% new license bookings in the prior year.

“We are pleased with our fiscal 2008 financial performance,” said Ashu Roy, eGain CEO. “Robust revenue growth of 34% for the year is the result of our long-term investments in the business. Our bookings for the fourth quarter suffered due to several large deals slipping. We are happy to report that most of those large deals have now closed.”

Business Highlights

New milestones, products and industry recognition

•

eGain marked its tenth anniversary of delivering on-demand customer service software for the enterprise. eGain is the only company in the market to have offered both on-demand and on-premise deployment of customer service software to enterprises for over a decade.

•

The company conducted a unique “state of customer service” study that included a holistic measurement of single-channel and cross-channel customer service offered by leading North American companies. The study strongly validated the need for robust customer service solutions such as eGain’s.

•	The company introduced powerful multilingual capabilities to the eGain Service suite including user interface and content support for Dutch, German, French, Italian and Spanish.

•	eGain® Service™ was ranked the #1 customer service software in the annual survey of the top 500 US-based web retailers, conducted by Internet Retailer magazine in 2007.

•	eGain® ServiceTM was selected as a “Product of the Year” for 2007 by Customer Interaction Solutions magazine.

•	eGain was named to the “Software 500” list for the fifth year in a row. The Software 500 is the Software magazine list of the world’s premier software and services providers.

•	eGain was included in the 2008 list of “100 Companies that Matter in Knowledge Management” by KMWorld magazine.

•

The company was named as the “One to Watch” for 2008 by CRM magazine in the web interaction management category in recognition of its comprehensive, innovative, and unified solution for multichannel interaction management.

Partnerships

•

eGain delivered the second phase of its multi-phase OEM product delivery agreement with Cisco in December 2007. Early customer response to Cisco’s multichannel offering based on eGain technology is encouraging. Based on strong customer feedback and demand for specific industry-leading capabilities, Cisco and eGain have expanded the scope of the integrated product capabilities - resulting in a delay in the third and final deliverable that is now targeted for the second half of fiscal year 2009 (as opposed to the earlier target of the end of fiscal year 2008).

•

eGain signed up several new reseller and systems integrator partnerships worldwide, including Cystelcom in Spain, CUBE in Poland, and PlanNet21 in Ireland. The company trained solution implementation professionals from 23 partners in its partner ecosystem during the fiscal year.

•

The company also expanded its Partner EcoNet™ portal to provide comprehensive sales, support and services information for channel partners, while enabling them to collaborate with one another through an online forum.

Customer Momentum

eGain continued its focus on acquiring marquee enterprise customers through its direct and partner channels in fiscal year 2008. Notable acquisitions included:

•	A leading fortune 50 pharmaceutical company

•	A leading fortune 500 consumer electronics company

•	An international financial services organization

•	One of the leading global services providers in insurance, banking and asset management

•	A global leader in benefits outsourcing

•	A leading European catalogue retailer

•	One of the UK’s largest online fashion and beauty stores.

Market and Business Outlook

Leading market analysts believe that the customer interaction hub market continues to be a viable one within the larger enterprise business application space.

•	In an economic slowdown, efficiencies generated by self-service and agent productivity solutions are increasingly in demand

•	Moreover, much of the arbitrage benefit from off-shoring and outsourcing is being eroded by wage inflation in emerging economies, leading businesses to rotate their investments into technology

•	Finally, the business case for retaining existing customers through differentiated service is even more compelling in a slow economy as businesses struggle to acquire new customers.

The Company plans to balance growth and profitability goals in fiscal year 2009. Given the macroeconomic slowdown, we believe that it is prudent to focus on specific, well-developed opportunities this year.

•	We plan to continue to invest in our Cisco OEM partnership to expand our global market reach. This channel promises to deliver meaningful bookings impact for us in fiscal year 2009.

•	We are systematically investing in developing our partner ecosystem. It is already showing good promise in our International business.

•

Finally, we plan to invest in our global customer care infrastructure as our enterprise clients increasingly want us to offer responsive 7x24 support for their global, mission-critical eGain deployments. This investment will help us further strengthen our customer loyalty.

As a result of these targeted investments, we expect to steadily grow our top-line in a tough environment by successfully acquiring and serving new global enterprise clients who trust eGain as a long-term supplier of top-rated, innovative customer interaction hub solutions.

Financial guidance for Fiscal Year 2009

•	The company currently expects new hosting and license bookings for fiscal year 2009 to be in the range of $12.1 million to $14.2 million, or a 50% to 75% increase over fiscal year 2008.

•	The company currently expects total revenue for fiscal year 2009 to be in the range of $33.1 million to $34.6 million, or a 10% to 15% increase over fiscal year 2008.

•	The company currently expects to be profitable on an operating basis and generate positive cash flows from operations in fiscal year 2009.

¹	New Hosting and License Bookings is a non-GAAP measure we define as new contractual commitments (excluding renewals) received by the company for the purchase of product licenses and hosting services. Such contracts are not cancelable for convenience but may be subject to termination by our customers for cause or breach of contract by us. Furthermore, because we offer a hybrid delivery model, the mix of new license and hosting business in a quarter could also have an impact on our revenue in a particular quarter. Due to effects that these trends have on our short-term revenue and profitability, we believe that, in addition to the information contained in the GAAP presentation of financial information, it is useful to disclose New Hosting and License Bookings detail in this and future financial releases. We internally use this metric to focus management on the productivity of the sales team and period-to-period changes in our core business. Therefore, we believe that this information is meaningful and helpful in allowing individuals to better assess the ongoing nature of our core operations. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About eGain Communications Corporation

eGain (OTCBB: EGAN.OB) is a leading provider of multichannel customer service and knowledge management software for in-house or on-demand SaaS deployment. For more than a decade, several of the world’s largest companies have relied on eGain to transform their traditional call centers, help desks, and web customer service operations into multichannel customer interaction hubs. Based on the Power of One™, the concept of one unified platform for multichannel customer interaction and knowledge management, these hubs enable dramatically improved customer experience, contact center agent productivity, service process efficiencies, sales, and overall contact center performance. To find out more about eGain, visit www.eGain.com or call the company’s offices: 800-821-4358 (US headquarters), 1753-464646 (UK and Continental Europe).

# # #

Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts (including the above stated guidance), beliefs, projections, expectations, strategies and intentions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products including our guidance regarding bookings and revenue; the actual mix in new business between hosting and license transactions when compared with management’s projections; the increased complexity of certain transactions and the timing of revenue recognition on such transactions; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on September 28, 2007, and the Company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact:	Investor Contact:

Jamie Abayan	IRegain@eGain.com

650-230-7532

PR@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2008	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$3,790	$6,195
Restricted cash	13	13
Accounts receivable, net	2,749	1,790
Prepaid and other current assets	818	662

Total current assets	7,370	8,660
Property and equipment, net	1,230	1,336
Goodwill, net	4,880	4,880
Other assets	434	486

Total assets	$13,914	$15,362

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,669	$1,557
Accrued compensation	1,712	1,884
Accrued liabilities	1,632	1,496
Current portion of deferred revenue	4,871	5,541
Current portion of capital lease obligation	52	—
Current portion of related party notes payable	13,283	—
Current portion of bank borrowings	3,100	2,293

Total current liabilities	26,319	12,771
Deferred revenue, net of current portion	293	—
Capital lease obligation, net of current portion	78	—
Related party notes payable, net of current portion	—	11,653
Bank borrowings, net of current portion	192	167
Other long term liabilities	321	185

Total liabilities	27,203	24,776
Stockholders’ deficit:
Common stock	$15	$15
Additional paid-in capital	316,527	316,202
Notes receivable from stockholders	(74)	(77)
Accumulated other comprehensive loss	(494)	(438)
Accumulated deficit	(329,263)	(325,116)

Total stockholders’ deficit	(13,289)	(9,414)

	$13,914	$15,362

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2008	2007	2008	2007
Revenue:
License	$721	$322	$6,570	$3,407
Support and Services	5,971	5,073	23,537	19,066

Total revenue	6,692	5,395	30,107	22,473
Cost of license	20	20	80	99
Cost of support and services	2,874	2,613	11,556	9,132

Gross profit	3,798	2,762	18,471	13,242
Operating costs and expenses:
Research and development	1,433	1,182	5,098	3,973
Sales and marketing	2,843	3,484	11,747	12,853
General and administrative	912	659	4,240	2,884

Total operating costs and expenses	5,188	5,325	21,085	19,710

Loss from operations	(1,390)	(2,563)	(2,614)	(6,468)
Interest expense, net	(432)	(329)	(1,659)	(1,167)
Other income	75	42	332	72

Loss before income tax	(1,747)	(2,850)	(3,941)	(7,563)
Income tax	(110)	(64)	(206)	(136)

Net loss	$(1,857)	$(2,914)	$(4,147)	$(7,699)

Per share information:
Basic and diluted net loss per common share	$(0.12)	$(0.19)	$(0.27)	$(0.50)

Weighted average shares used in computing basic and diluted net loss per common share	15,333	15,322	15,330	15,317